Exhibit 10.10

November 11, 2021
Revised – December 30, 2021
Timothy Donovan
27413 N. 40th Street
Cave Creek, AZ 85331
Dear Timothy:
We are pleased to extend this offer of employment with Aramark as Senior Vice President & General Counsel, Aramark Uniform Services. We are looking forward to having you on the team!
In this role, you will be a member of the Executive Leadership Council (ELC). As an ELC member, you will be among the executives who have the most impact on leading Aramark to achieve our business objectives.
Please see the enclosed ELC Package Enclosures and Checklist that follows this letter (the “Offer Letter”) for a complete list of materials you are receiving, with instructions and deadlines for those materials requiring your signature and those that must be returned to us.
In particular, you will want to immediately review:
•Offer Detail Summary highlighting the specifics associated with the offer and setting forth additional terms and conditions incorporated by reference in this Offer Letter.
•Aramark Corporation Agreement Relating To Employment And Post-Employment Competition (the “Agreement”). Your employment as an ELC member is contingent upon execution of this Agreement.
This package also includes materials that describe a full range of programs for which you would be eligible as an ELC member:
•Cash compensation, comprising salary and target bonus
•Equity Incentives,
•Benefits and Perquisites
This job offer is contingent on the successful completion of our background & reference checking process, which includes a pre-employment drug screening, verification of information provided by you in connection with your application for employment, and multiple positive reference checks. This job offer is also contingent on compliance with Aramark’s COVID-19 Vaccination Policy, which will require you to provide proof that you are fully vaccinated against COVID-19.

You will be required at all times to comply with Aramark’s policies, including its Business Conduct Policy. Your incentive compensation, including both cash bonus and incentive stock awards, will be subject to Aramark’s Incentive Compensation Recoupment Policy, a copy of which is included in the ELC Package Enclosures. During the course of your employment with Aramark, you will receive information and documents from Aramark containing confidential, proprietary trade information concerning Aramark’s business and business relationships (“Proprietary Information”). By accepting this position, you agree that at no time while employed by Aramark, or after your employment with Aramark has ended for any reason, will you use or disclose such confidential, proprietary information to any person, firm or entity not affiliated with Aramark.
You will be a considered a Covered Aramark Employee for purposes of the Political Contributions Policy. This means you must obtain pre-approval from Government Affairs Compliance before you, your spouse / domestic partner, and/or dependent child make political contributions. As part of the onboarding process, you will receive additional information and training regarding your obligations under the Political Contributions Policy.
By signing this letter and accepting Aramark’s offer of employment, you are agreeing that (1) you have disclosed to Aramark the existence and nature of any obligations you owe to any prior employers, including any agreements that restrict your ability to compete with your prior employers or to solicit their clients, customers, or employees, (2) your employment with Aramark will not violate any of your post-employment obligations to your prior employers, and (3) you will not use or disclose any of your prior employers’ confidential or proprietary information or trade secrets in the course of your employment with Aramark, unless such information is readily available to the public.
At the end of your employment with Aramark, you will return to Aramark all such Proprietary Information, including, but not limited to, all manuals, client lists, and training and policy materials, as well as all Aramark property.
Your employment will be “at-will.” This means you are free to terminate your employment at any time, for any reason, with or without notice, and Aramark possesses these same rights to terminate your employment. At-will employment also means that Aramark may change the terms of employment, such as promotion, demotion, discipline, transfer, compensation, benefits, duties, and location of work, at any time, with or without notice.
This offer letter, the ELC Agreement, and the Offer Detail Summary, set forth the entire understanding of the parties with respect to all aspects of the offer. Any and all previous agreements or understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this offer letter, the ELC Agreement, and the Offer Detail Summary.

If you have any questions, or if I may be of any help to you, please do not hesitate to call me. Congratulations!

Sincerely,

/s/ Kim T. Scott

Kim Scott
President & CEO, Aramark Uniform Services
Please sign and date below acknowledging that you have received this letter and accepted our employment offer.

Accept:	Timothy R. Donovan
(Please Print Name)

Accept:	/s/ Timothy R. Donovan	12/31/21
	(Please Sign Name)	Date

Tim Donovan
Offer Detail Summary
December 24, 2021

Title:	Senior Vice President & General Counsel, Aramark Uniform Services

Level:	Executive Leadership Council - Band 2

Reports To:	Kim Scott, President & CEO, Aramark Uniform Services

Effective Date:	January 18, 2022

Base Salary:	$500,000

Bonus:	You will be eligible to participate in Aramark’s Management Incentive Bonus (MIB) Plan for Fiscal Year 2022. As further described in the Plan, if you are eligible to receive a Management Incentive Bonus, the amount of your Bonus will be determined on the basis of both the performance of Aramark and your performance measured against certain annual financial and non-financial goals. To the extent you are eligible to receive a Fiscal Year 2022 Bonus, the amount of such Bonus will be prorated based on the effective date of your employment, as set forth in the MIB Plan. The current guideline for your position is a target bonus of 60% of base salary.

Equity Incentives:
We will recommend that you be awarded equity grants with a value of $600,000 in connection with your hire. In addition, we will recommend annually that you be awarded equity grants with a value $600,000 at such time that the annual awards are approved and granted, which typically occurs in mid-November.
Aramark’s current practice sets the value of these awards as follows: 30% time based non-qualified stock options, 30% performance stock units and 40% time based restricted stock units. Please note that Aramark reserves the right to modify such practice at any time. The value of the time based non-qualified stock options will be based on their Black Scholes value as determined by Aramark. The exercise price of the stock options will be equal to the fair market value of Aramark stock on the date of grant, as such fair market value is defined under the 2013 Stock Incentive Plan. The value of the restricted stock units and performance stock units will be based on the grant date fair value of the restricted stock units and performance stock units. The stock options and restricted stock units will generally vest over 3 years, 1/3 each year.
Your new hire equity grant described above is subject to approval and will be granted as soon as administratively practical following your hire date. Aramark’s annual equity grants generally occur in November.
Your new hire and subsequent equity awards will contain retirement provisions that will grant you additional rights to the extent you “Retire with Notice.” In order to Retire with Notice, you must give 6 months’ written notice of your intent to retire upon a date that is at least 1 year after the completion of a Uniform Business Separation, as that term is defined in your Aramark Corporation Agreement Relating To

Employment And Post-Employment Competition (the “Agreement”), or at least 3 years after the effective date of your employment, whichever is sooner. If you meet these conditions, you will receive continued vesting per the normal schedule for all of your then-outstanding equity awards and you will have one year from the vesting date to exercise your vested stock options.
Your new hire and subsequent equity awards will also contain language providing that if, after the date of your Agreement, Aramark involuntarily terminates your employment for any reason other than Cause or you voluntarily terminate your employment due to a Spin Trigger Termination or for Good Reason, as those terms are defined in the Agreement, you will receive continued vesting per the normal schedule for all of your then-outstanding equity awards and you will have one year from the vesting date to exercise your vested options.
At the time of any spin-off of the Uniforms Business into a standalone public company any equity grants previously issued by Aramark will, subject to approval by the Compensation and Human Resources Committee of the Board of Directors, be converted to corresponding equity grants in the AUS standalone Uniform Business in accordance with the requirements of the Aramark equity plan and applicable tax rules.
The actual terms and conditions of your equity awards, including the vesting terms, will be set forth in the award and grant details for each instrument that will be provided to you electronically following the grant.
All performance-based compensation is subject to the provisions of Aramark’s Incentive Compensation Recoupment Policy.

Benefits:	You will be eligible to participate in the standard Aramark Benefits Program, as well as the Benefits/Perquisites Programs in place for ELC members, which are subject to change from time to time.

Auto Allowance:	You will be eligible to receive an auto allowance of $1,100 per month. This amount is subject to all applicable withholding taxes, is paid monthly and is not pro-rated.

Financial Planning:	You will be reimbursed up to a maximum of $7,500 for financial planning services. Services from a Certified Financial Planner and qualified Tax Advisor are eligible for reimbursement. These may include personal tax assistance & financial planning, portfolio review, assessment and management, and estate planning.

Matching Gifts:	Aramark will match contributions to non-profit 501(c)(3) organizations or the Higher Education institutions of your choice. The minimum match is $500 and the maximum is $10,000 per fiscal year. You will be able to distribute your match to up to four different eligible organizations per year. Donations are excluded from this program if made to religious institutions, political organizations (partisan organizations or those supporting specific candidates or legislation), organizations that discriminate, and fraternal and sports groups that do not comply with the USA Patriot Act.

Vacation:	4 weeks.